Exhibit 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE August 26, 2010	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Promotes Brent Smith to Chief Financial Officer

HOUSTON, TX – (August 26, 2010) Cal Dive International, Inc. (NYSE:DVR) announced today the departure of Bruce P. Koch, the Company’s Chief Financial Officer, effective August 25, 2010 to pursue personal interests.  Also, the Company announced that Brent D. Smith, the Company’s current Vice President – Finance, has been promoted to Executive Vice President, Chief Financial Officer and Treasurer of the Company, effective August 25, 2010.  Until a replacement is found, Mr. Smith will also continue to serve as the Company’s Vice President - Finance.

Mr. Smith has been with the Company for over three years, presently serving as the Company’s Vice President – Finance, and before that as the Director of Finance and Investor Relations.  During this time Mr. Smith has led the finance, treasury and investor relations efforts for the Company, including the recent amendment to the Company’s credit facility.  From January 2005 until February 2007, he served as Assistant Controller for Helix Energy Solutions Group, Inc. specializing in the area of operational finance and accounting.  Mr. Smith has 12 years of experience in the area of finance and accounting and has a Master of Science and Bachelor of Business Administration degree in Accounting from Texas A&M University.  He began his career in public accounting and is a certified public accountant licensed in the state of Texas.

Quinn Hébert, President and Chief Executive Officer of the Company, stated “We appreciate the contributions that Bruce Koch has made to our company during his tenure and wish him well in his future endeavors.  Brent Smith has served our Company well as Vice President of Finance.  He has been the primary contact for our Company with our banks and investors and has become an integral part of our senior management team.  We have every confidence in his ability to take on the role of Chief Financial Officer, and I am pleased to announce that the Board of Directors and I have unanimously approved his promotion to this position.”

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, the Middle East, India and the Mediterranean, with a fleet of 29 vessels, including 19 surface and saturation diving support vessels and 10 construction barges.